October 14, 1997



VIA FEDERAL EXPRESS
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Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:      The Monterey Homes Corporation Stock Option Plan
                  ------------------------------------------------

Ladies and Gentlemen:

         We have acted as special Maryland counsel to Monterey Homes Corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933, relating to the registration of 225,000 and 250,000 shares of its Common Stock, $.01 par value (the "Plan Shares" and "Hamberlin Shares," respectively), issuable pursuant to the Company's Stock Option Plan (the "Plan") and to the Stock Option Agreement dated December 21, 1995 between the Company and Alan D. Hamberlin (the "Hamberlin Agreement"), respectively.

         In that connection, we have examined such documents, corporate records, and other instruments as we have deemed necessary or appropriate for purposes of this opinion.

         Based upon the foregoing, we are of the opinion that the Plan Shares, when issued and sold in accordance with the terms of the Plan, and the Hamberlin Shares, when issued upon exercise of the Hamberlin Agreement, will be validly issued, fully paid, and nonassessable.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        Venable, Baetjer and Howard LLP